UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2018

GLOBAL PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-32593	74-3140887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9161
800 South Street
Waltham, Massachusetts 02454-9161
(Address of Principal Executive Offices)

(781) 894-8800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                   Entry into a Material Definitive Agreement.

On July 31, 2018, Global Partners LP, a Delaware limited partnership (the “Partnership”), Global Operating LLC, a Delaware limited liability company and subsidiary of the Partnership (“Global Operating”), and Global GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Stifel, Nicolaus & Company, Incorporated, Morgan Stanley & Co. LLC and UBS Securities LLC, as representatives of the underwriters set forth in Schedule 1 to the Underwriting Agreement (collectively, the “Underwriters”), relating to the public offering of 2,400,000 9.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “Series A Preferred Units”) at a price to the public of $25.00 per Series A Preferred Unit (the “Offering”). Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters a 30-day option to purchase up to an additional 360,000 Series A Preferred Units.

Distributions on the Series A Preferred Units will be payable quarterly and are cumulative from and including the date of original issue to, but excluding, August 15, 2023 at a fixed rate of 9.75% per annum of the stated liquidation preference of $25.00. On and after August 15, 2023, distributions on the Series A Preferred Units will accumulate for each distribution period at an annual floating rate equal to the three-month LIBOR plus a spread of 6.774%.

The Partnership expects the transaction to close on August 7, 2018, subject to customary closing conditions. The Partnership expects to receive net proceeds from the Offering of approximately $57.8 million (or approximately $66.5 if the Underwriters exercise in full their option to purchase additional Series A Preferred Units), after deducting underwriting discounts and estimated expenses. The Partnership expects to use the net proceeds from the Offering to reduce indebtedness outstanding under its credit agreement.

Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Partnership and its affiliates, for which they received or will receive customary fees and expense reimbursement. An affiliate of MUFG Securities Americas Inc. is a lender under the Partnership’s credit agreement and accordingly may receive a portion of the net proceeds from the Offering.

The Series A Preferred Units to be issued pursuant to the Underwriting Agreement are registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Partnership’s shelf registration statement on Form S-3 (File No. 333-222549), which was filed with the Securities and Exchange Commission (the “SEC”) on January 12, 2018 and became effective on January 22, 2018, and the prospectus supplement dated July 31, 2018, filed with the SEC pursuant to Rule 424(b) under the Securities Act.

The Underwriting Agreement contains customary representations, warranties and agreements by the Partnership, Global Operating and the General Partner and customary conditions to closing, indemnification obligations of the Partnership, Global Operating, the General Partner and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01                   Financial Statements and Exhibits.

(d)           Exhibit

Exhibit Number	Description
1.1

Underwriting Agreement, dated as of July 31, 2018, by and among Global Partners LP, Global GP LLC and Global Operating LLC and Stifel, Nicolaus & Company, Incorporated, Morgan Stanley & Co. LLC and UBS Securities LLC, as representatives of the underwriters set forth in Schedule 1 to the Underwriting Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PARTNERS LP

	By:	GLOBAL GP LLC
its General Partner

Dated: August 2, 2018		By:	/s/ Edward J. Faneuil
Edward J. Faneuil
Executive Vice President,
General Counsel and Secretary